Contact:

Jennifer K. Crittenden
Vice President, Finance
Anadys Pharmaceuticals, Inc.
(858) 530-3617
jcrittenden@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

San Diego, Aug. 2, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel anti-infective medicines, today reported its operational highlights and financial results for the quarter ended June 30, 2005.

“The past quarter was highlighted by the signing of our pivotal collaboration with Novartis,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “Valued at up to $570 million in upfront and potential milestone payments, the collaboration is one of the largest for a compound in early stage clinical development. In addition to dramatically improving our company’s financial outlook, we believe that this collaboration validates our position at the forefront of Toll-Like Receptor (TLR)-based small molecule product candidates and enables us to more effectively advance other promising compounds in our pipeline.”

Recent Highlights

•	Entered into Collaboration with Novartis to Develop and Commercialize ANA975 for HCV and HBV. In addition to a $20 million upfront payment, Anadys is eligible to receive up to $550 million in regulatory and commercial milestone payments based on the successful development and commercialization of ANA975, including a $10 million payment following the acceptance of an IND for ANA975. ANA975 is an oral prodrug of Anadys’ proprietary compound isatoribine, a small molecule TLR7 agonist. The agreement also includes potential royalty payments for sales outside the U.S. and a 35 percent U.S. co-promotion option for Anadys.

•	Completed Phase I Clinical Trial of ANA975. Data from a recently completed Phase I clinical trial of ANA975 in 36 subjects indicate that the bioavailability of ANA975 is virtually complete and conversion to isatoribine in plasma is rapid and effective, delivering levels of isatoribine that have been shown to be clinically relevant. The Phase I clinical trial was conducted in the U.K. under a Clinical Trial Application filed with the Medicines and Healthcare products Regulatory Agency (MHRA).

•	Received $20 Million Upfront Payment from Novartis. In July, Anadys announced the expiration of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act for the Company’s exclusive collaboration with Novartis. In conjunction with the HSR clearance, Anadys has received the initial license payment of $20 million from Novartis.

•	Filed an IND for ANA975. In July 2005, Anadys filed an Investigational New Drug Application (IND) for ANA975 with the U.S. Food and Drug Administration (FDA). The Company expects to receive a response by late August as to whether the submission will be accepted. If accepted, Anadys will receive a $10 million milestone payment from Novartis. The Company anticipates conducting studies in HCV and HBV under the IND.

•	Reported New Data from Phase II Clinical Trial of ANA380 for Hepatitis B. Interim data presented in April at the Annual Meeting of the European Association for the Study of the Liver in Paris indicated that oral administration of ANA380 over 12 weeks reduced DNA viral load by an average of 3.9 log10 units, or more than 99.9 percent, in lamivudine-resistant patients receiving 90 mg doses in the study. The data also demonstrated normalization of the patients’ ALT enzymes, indicating that liver function is beginning to normalize after 12 weeks of treatment. Anadys has granted Novartis an option to evaluate and potentially license its rights in ANA380.

Financial Results

As of June 30, 2005, the Company’s cash, cash equivalents and securities available-for-sale totaled $21.4 million. This amount does not include the $20 million initial license payment that Anadys received from Novartis in July. Anadys reported revenues of $581,000 for the second quarter of 2005, compared to $214,000 for the second quarter of 2004. Revenues for the quarter were primarily derived from the Company’s collaboration with Roche and to a lesser extent a grant from the National Institutes of Health to fund the Company’s antibacterial programs.

Operating expenses were $7.7 million for the quarter, compared to $11.2 million for the second quarter of 2004. This decrease was primarily attributable to a $4.0 million licensing fee paid to LG Life Sciences in May 2004 in connection with the execution of the Company’s joint development and license agreement for ANA380. Net loss applicable to common stockholders was $7.1 million for the quarter, compared to $10.9 million for the same period in 2004. Basic and diluted net loss per common share was $0.31 in the second quarter of 2005, compared to $0.50 for the second quarter of 2004.

Revenues for the six months ended June 30, 2005 were $1.1 million, compared to $896,000 for the same period in 2004. For the six months ended June 30, 2005, Anadys reported a net loss applicable to common stockholders of $15.4 million, compared to $18.6 million (after $175,000 of accretion related to the Company’s redeemable convertible preferred stock) for the same period last year.

Basic and diluted net loss per common share for the six months ended June 30, 2005 was $0.69, compared to $1.54 for the same period in 2004. Pro forma basic and diluted net loss per common share (assuming the conversion of preferred stock to common stock, which was automatically effected in conjunction with the Company’s IPO, took place as of the original date of issuance) for the six months ended June 30, 2004 was $0.99.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its second quarter financial results and operational highlights. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial (888) 286-8010 or (617) 801-6888, passcode 24959347. The webcast and telephone replay will be available through August 16, 2005.

About Anadys

Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company with core expertise in Toll-Like Receptor-based small molecule therapeutics and structure-based drug design coupled with medicinal chemistry. The Company is committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys’ clinical development programs include ANA975 for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the potential value of the collaboration with Novartis, Anadys’ receipt of potential milestone payments, royalty payments or profits from sales of ANA975, expectations regarding future clinical trials of ANA975, as well as references to the believed bioavailability of ANA975 and the ability of Anadys to deliver new clinical candidates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks related to the implementation of its collaboration with Novartis, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended March 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June, 30
	2005	2004	2005	2004
Revenues	$581	$214	$1,143	$896
Operating expenses	7,737	11,204	16,837	19,286
Interest income, net	98	42	252	—

Net loss	(7,058)	(10,948)	(15,442)	(18,390)

Accretion to redemption value of redeemable
convertible preferred stock	—	—	—	(175)

Net loss applicable to common stockholders	$(7,058)	$(10,948)	$(15,442)	$(18,565)

Net loss per share, basic and diluted	$(0.31)	$(0.50)	$(0.69)	$(1.54)

Share used in calculating net loss per share,
basic and diluted	22,426	22,094	22,388	12,058

Pro forma net loss per share, basic and diluted	$(0.31)	$(0.50)	$(0.69)	$(0.99)
Pro forma shares used in calculating net loss
per share, basic and diluted	22,426	22,094	22,388	18,625

In connection with our initial public offering each share of Series C redeemable convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for 5.10 shares of preferred stock. Each share of Series A-1, A-2, A-3, A-4, A-5, and B of convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for approximately 11.92, 11.92, 10.62, 7.38, 3.36, and 2.35 shares of preferred stock, respectively. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities
available-for-sale	$21,378	$33,674
Other current assets	1,027	1,324
Noncurrent assets	5,344	5,951

Total assets	$27,749	$40,949

Liabilities and stockholders’ equity
Current Liabilities	$6,522	$6,997
Long-term debt	1,043	1,193
Other long-term liabilities	2,441	1,474
Stockholders’ equity	17,743	31,285

Total liabilities and stockholders’ equity	$27,749	$40,949